Form 3 Joint Filer Information
Name:			Oil States Energy Services, Inc. (formerly, HWC Energy Services, Inc.)
Address:			333 Clay Street, Suite 4620
				Houston, Texas 77002

Designated Filer:		Oil States International, Inc.

Issuer & Ticker Symbol:	Boots & Coots International Well Control, Inc.

Date of Event
	Requiring Statement:	March 3, 2006

By:					Robert W. Hampton, VP, Oil States Energy Services, Inc.
EXHIBIT 99